Exhibit 10.9

LEASE EXPANSION AND AMENDING AGREEMENT - SHORT TERM

This agreement (“Agreement”) is dated February 20, 2023 and is made

B E T W E E N:

52ND STREET BUSINESS CENTRE LP,

BY ITS GENERAL PARTNER,

52ND STREET BUSINESS CENTRE GP INC.

(“Landlord”)

OF THE FIRST PART

- and -

VERSA POWER SYSTEMS LTD.

(“Tenant”)

OF THE SECOND PART

A.

By a lease dated the 20th day of May 2005 (the “Original Lease”), made between Westpen Properties Ltd. (“Westpen”), as landlord, and the Tenant, Westpen did demise and lease unto the Tenant certain premises comprising approximately thirty-two thousand, two hundred and twenty (32,220) square feet identified as unit 4852 (“Original Premises”) in the building municipally known as 4800 - 52nd Street SE, Calgary, Alberta (“4800 Building”) located within the project known as 52nd Street Business Centre (“Project”), for a term of five (5) years commencing on the 1st day of February, 2006 and expiring on the 31st day of January, 2011, on the terms and conditions more particularly set forth in the Original Lease;

B.	By a lease amending agreement dated the 20th day of April 2006 (the “1st Amendment”), the Original Lease was amended as more particularly set out therein;
C.

Effective the 1st day of October 2010, 52nd Street Business Centre LP, by its General Partner, 52nd Street Business Centre GP Inc., became the successor to Westpen in title and is the Landlord named herein.

D.

By a lease renewal agreement dated 11th day of November 2010 (the “Renewal”), the Original Lease was renewed for a further term of three (3) years so to expire on the 31st day of January 2014, all upon the terms and conditions set out therein;

E.

By a lease extension and amending agreement dated the 29th day of October 2013 (the “1st Extension”), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the term thereof for a period of three (3) years so to expire on the 31st day of January 2017, all upon the terms and conditions set out therein;

F.

By a lease extension and amending agreement dated the 9th day of November 2016 (the “2nd Extension”), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the term thereof for a period of three (3) years so to expire on the 31st day of January 2020, all upon the terms and conditions set out therein;

G.

By a lease extension and amending agreement dated the 10th day of January 2020 (the 3rd Extension”), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the term thereof for a period of three (3) years so to expire on the 31st day of January 2023, all upon the terms and conditions set out therein;

H.

By a lease expansion, extension and amending agreement dated the 5th day of January 2023 (the “Expansion and Extension Agreement”, Landlord and Tenant have agreed to amend the Lease, to, amongst other things:  (a) extend the term thereof for a period of 5 years and 8 months from February 1, 2023 to expire on September 30, 2028; and (b) expand the Original Premises to include additional space (“Additional Premises”) designated as unit 4908 in the building municipally known as 4900 - 52nd Street SE, Calgary, Alberta (“4900

Building”) containing a Rentable Area of approximately 48,308 square feet, for a period of 5 years from October 1, 2023 to September 30, 2028, all as more particularly set forth herein;

I.

The Original Lease, the 1st Amendment, the Renewal, the 1st Extension, the 2nd Extension, the 3rd Extension and the Expansion and Extension Agreement are hereinafter collectively referred to as the “Lease” and except to the extent used separately within this Agreement the Original Premises and the Additional Premises shall be referred to as the “Existing Premises”; and

J.

Tenant is desirous of leasing additional premises in the 4900 Building on a temporary basis, and Landlord and Tenant have accordingly agreed to amend the Lease, all on terms and conditions more particularly set forth herein;

W I T N E S S that in consideration of the sum of $1.00 now paid by each party to the other, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto do hereby agree as follows:

1.	The above recitals are true both in substance and in fact.
2.	Where used hereinafter, the term “Lease” shall mean the Lease, as amended by this Agreement, except where a contrary intent is expressly provided.
3.	Schedule “A” Correction - Expansion and Extension Agreement

The outlined premises identifying the Additional Premises in the Expansion and Extension Agreement was incorrect, so the Schedule “A” attached thereto and the Lease, respectively, shall be replaced with the Schedule “A” attached hereto.

4.	Grant of Temporary Premises

Landlord hereby leases to Tenant and Tenant hereby accepts the lease from Landlord of certain premises (“Temporary Premises”) designated as unit 4912, being a portion of the 4900 Building containing approximately 18,627 square feet of Rentable Area, being approximately as shown outlined on Exhibit “1” annexed hereto, subject to measurement by the Expert in accordance with the applicable provisions of the Lease, on the same terms and conditions as contained in the Lease for the Existing Premises, save and except as hereinafter set forth.

5.	Temporary Premises Term
(a)

Subject to Section 6 below, the term (“Temporary Premises Term”) of this Agreement shall commence on April 1, 2023 (“Temporary Premises Commencement Date”) and shall expire on July 31, 2024 (“Temporary Premises Expiry Date”).

(b)	It is acknowledged and agreed by the parties that the term “Leased Premises” as used in the Lease shall:
(i)	from the commencement date of the Lease to and including the date immediately preceding the Temporary Premises Commencement Date, be deemed to mean only the Original Premises;
(ii)

from and after the Temporary Premises Commencement Date, to and including the date immediately prior to the Additional Premises Commencement Date, be deemed to mean the Original Premises and the Temporary Premises;

(iii)

from and after the Additional Premises Commencement Date, to and including the Temporary Premises Expiry Date, be deemed to mean the whole of the Original Premises the Additional Premises and the Temporary Premises; and

(iv)

from the date immediately after the Temporary Premises Expiry Date, and throughout the remainder of the Term and any renewal or extension thereof, be deemed to mean the Original Premises and the Additional Premises, without the need for any further agreement between the parties to incorporate this change to the term “Leased Premises” and the parties hereto do hereby covenant and agree with each other accordingly.

(c)

From and after the Temporary Premises Commencement Date, Tenant shall be responsible for all of the covenants, obligations, terms and conditions of the Lease for the Temporary Premises, and the Original Premises and the Temporary Premises, or the Original Premises, the Temporary Premises and the Additional Premises shall be deemed to be and shall be treated as one single premises, as the case may be, from time to time.

(d)

If the Lease is terminated for any reason (including, without limitation, due to an Event of Default or damage and destruction) prior to the Temporary Premises Commencement Date, then such termination automatically shall apply to the Existing Premises and the Temporary Premises, without the need for any additional action or delivery of any additional notices regarding such termination and the parties hereto do hereby covenant and agree with each other accordingly.

6.	Vacant Possession or the Temporary Premises

As at the date hereof, the Temporary Premises are occupied by a third party pursuant to a lease which expires March 31, 2023. The Landlord shall use commercially reasonable efforts to obtain vacant possession of the Temporary Premises from such third party on March 31, 2023, but if Landlord is unable to do so for any reason whatsoever:  (i) this Agreement shall not be void or voidable; (ii) the Landlord shall not be responsible for any liabilities, losses, costs, damages or expenses whatsoever resulting therefrom; (iii) the Temporary Premises Commencement Date shall be delayed by the corresponding number of days until the day immediately following the date upon which Landlord obtains vacant possession of the Temporary Premises from the existing tenant thereof; and (iv) the parties shall execute and deliver an agreement (to be prepared by Landlord) to amend the Lease to give effect to such delay.

7.	Rent

Tenant shall pay, in lawful money of Canada, at such address as shall be designated from time to time by Landlord, Base Rent for the Temporary Premises based on an amount per square foot of Rentable Area of the Temporary Premises per annum, in accordance with the following rental schedule:

TIME PERIOD	RATE/SQUARE FOOT RENTABLE AREA/ANNUM
April 1, 2023 to Jul 31, 2024	$8.00

In addition to the foregoing Base Rent, Tenant shall pay to Landlord Additional Rent for the Temporary Premises, in accordance with the applicable provisions of the Lease.  The Tenant acknowledges that notwithstanding that the Original Premises is located within the 4800 Building and the Temporary Premises within the 4900 Building, Additional Rent will be estimated and charged separately based on the costs applicable to each building, respectively.

8.	Use

Tenant acknowledges that Landlord is making no representation or warranty as to Tenant’s ability to use the Temporary Premises for its intended use and Tenant shall, prior to executing this Agreement, perform such searches, and otherwise satisfy itself, that its use is permitted under all applicable Laws, and that Tenant will be able to, and shall, at its sole cost and expense, obtain an occupancy permit, if required, as well as a building permit, and any other permit required for Tenant to complete the Tenant’s Work and to use the Premises in accordance with subsection 1(i) of the Lease; in addition, Tenant agrees to be responsible to pay any additional development charges or permitting costs associated with:  the construction of any Leasehold Improvements on or serving the Premises; and Tenant’s use of the Premises in accordance with the Lease.

9.	Applicability of Lease
(a)

All obligations of Tenant under the Lease in respect of the Premises shall apply and be obligations of Tenant in respect of the Temporary Premises, except where they appear pursuant to the terms hereof to be inapplicable or in conflict with any other express provisions of this Agreement.  Without limiting the generality of the foregoing, all obligations of Tenant pursuant to the Lease, including obligations in respect of maintenance, repair and replacement and in respect of insurance and any other amounts payable by Tenant pursuant to the Lease, shall be applicable mutatis mutandis to this Agreement.  All terms used herein shall have the same meanings respectively as they have pursuant to the Lease to the extent to which the context permits.

(b)

All amounts payable by Tenant pursuant to this Agreement shall also be payable pursuant to the Lease as Additional Rent.  An Event of Default by Tenant under this Agreement shall also constitute an Event of Default under the Lease, and an Event of Default by Tenant under the Lease shall also constitute an Event of Default under this Agreement, and Landlord shall be entitled to all remedies in respect thereof to which Landlord would be entitled pursuant to the Lease and to this Agreement and at law.  If the Lease expires or is terminated, this Agreement shall thereupon automatically be deemed to be terminated.

(c)

For greater certainty, Section 12 (Free Base Rent) and Section 13 (Allowance) and the bolded language of Section 16 (Restoration) of the Expansion and Extension Agreement shall not apply to the Temporary Premises.

(d)

As the Temporary Premises is the same as the ROFO Space outlined in Section 14 (Right of First Offer) of the Expansion and Extension Premises, the Landlord and Tenant agree that the Tenant’s rights under this clause are postponed until the Temporary Premises Term is expired.

10.	Condition of the Temporary Premises
(a)

Tenant shall accept possession of the Temporary Premises in the condition in which they are received from Landlord without any obligation on the part of Landlord to perform any Leasehold Improvements in the Temporary Premises and without any obligation on Landlord’s part to provide any inducement in connection with Tenant’s occupancy thereof, and occupancy of the Temporary Premises by Tenant shall be conclusive evidence against Tenant that, at the time Tenant assumed occupancy thereof, the Temporary Premises were in good order and satisfactory condition and that Tenant has accepted the Temporary Premises “as is”.

(b)

Tenant shall, at its cost and expense, complete or cause the completion of any Leasehold Improvements (including creating any openings in the demising wall between the Temporary Premises and the Additional Premises (“Openings”) to at least base building standard condition and so as to render uniformity to the whole of the Leased Premises) which may be required to complete the Temporary Premises for Tenant’s business operations thereon (“Tenant’s Work”) in accordance with the applicable provisions of the Lease and in accordance with the “Tenant Design Criteria Manual”, if any, applicable to the Project.

(c)

Upon the expiry or earlier termination of this Agreement, Tenant shall, at its sole cost and expense, remove from the Temporary Premises all of its trade fixtures (provided there is no Event of Default) and all of Tenant’s personal property and such of the Leasehold Improvements as Landlord shall require to be removed and shall restore the Temporary Premises (including the closure, repair and patching of all Openings and the separation of all base Building standard services) to the condition in which they existed prior to the installation and removal of such trade fixtures, personal property and Leasehold Improvements (including any Openings), or to Landlord’s then base building standard, as determined by Landlord, and shall repair any damage caused thereby.

11.	Environmental Questionnaire

Tenant agrees to complete the environmental questionnaire attached hereto as Schedule “B” and to forthwith advise Landlord, in writing, of any changes in its activities that may alter the information provided therein.

A tenant notification is attached hereto as Schedule “C”.  Landlord will not grant any environmental representation or warranty in respect of the condition of the Leased Premises, the 4800 Building and the 4900 Building.  Landlord will not provide any indemnity in the Lease, environmental or otherwise.

12.	Agency Disclosure

Landlord hereby discloses that BentallGreenOak is acting in its capacity as authorized agents for Landlord in accordance with applicable legislation, and that BentallGreenOak:  (a) acts on behalf of Landlord; (b) owes a fiduciary duty to Landlord in this transaction; and (c) shall be compensated by Landlord

13.

The parties hereto shall, at all times hereafter, upon the reasonable request of the others make or procure to be made, done or executed, all such further assurances and to do all such things as may be necessary to give full force and effect to the full intent of this Agreement.

14.

The parties hereto hereby acknowledge, confirm and agree that in all other respects the terms of the Lease are to remain in full force and effect, unchanged and unmodified except in accordance with this Agreement.

15.

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, but subject always to the provisions of the Lease restricting or limiting Tenant’s right to assign the Lease or sublet the Premises or carry out any other Transfer, as provided in the Lease.  For further certainty, both Landlord and Tenant and their respective successors and assigns shall be bound by the terms and conditions of the Lease.

16.	Landlord shall not be bound pursuant hereto until Landlord is in receipt of a fully-executed copy of this Agreement.
17.	The parties hereto do hereby acknowledge and confirm with one another that, notwithstanding anything contained in the Lease to the contrary:
(a)

this Agreement may be executed by counterparts and by electronic transmission (“email”) and, if so executed, each document shall be deemed to be an original, shall have the same effect as if all parties had executed the same copy of this Agreement, and all of which copies (when taken together) shall constitute one and the same document and shall be legal and binding upon the parties hereto; and

(b)

with respect to the execution of this Agreement, they will each accept electronic signatures in accordance with the electronic commerce/transactions legislation in the Province in which the Premises are located.

THE NEXT PAGE IS THE EXECUTION PAGE

IN WITNESS WHEREOF the parties have executed this Agreement.

VERSA POWER SYSTEMS LTD.
(Tenant)

Per:	/s/ Michael S. Bishop
Name:Michael S. Bishop
Title:EVP, Chief Financial Officer

Per:	/s/ Michael Lisowski
Name:Michael Lisowski
Title:EVP, Chief Operating Officer

I am/We are authorized to bind the corporation

52nd STREET BUSINESS CENTRE LP, by its General Partner, 52nd STREET BUSINESS CENTRE GP INC.
(Landlord)

Per:	/s/ Dave McLean
Name:Dave McLean
Title:Vice President, Portfolio Management

Per:	/s/ Brad Alton
Name:Brad Alton
Title:Vice President, Leasing - Alberta

We are authorized to bind the corporation

EXHIBIT “1”

Outline Plan of the Temporary Premises

4912 – 52nd Street SE

SCHEDULE “A”

(to be attached to the Lease as Schedule “A”)

Floor Plan of the Leased Premises

Original Premises - 4852 – 52nd Street SE

Additional Premises - 4908 - 52nd Street SE

SCHEDULE “B”

Environmental Questionnaire

SCHEDULE “C”

Environmental Questionnaire

Tenant Notification